Profit Corporation

Articles of Amendment

1. Corporation name:

(Name must match exactly to the Secretary of State's records.)

Forza Innovations Inc.

2. Article number(s) 10 is amended as follows:

*See checklist below for article number information.

See attached Schedule “A”.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 08/26/2022

5. Approval of the amendment: (Please check only one appropriate field to indicate the party approving the amendment.)

☐  Shares were not issued and the board of directors or incorporators have adopted the amendment.

OR

☐  Shares were issued and the board of directors have adopted the amendment without shareholder approval, in compliance with W.S. 17-16-1005.

OR

☒  Shares were issued and the board of directors have adopted the amendment with shareholder approval, in compliance with W.S. 17-16-1003.

Signature: /s/ Johnny Forzani	Contact Person: Johnny Forzani
Print Name: Johnny Forzani	Daytime Phone Number: (619) 324-7388
Title: President	Email: info@forzinnovations.com

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SCHEDULE "A"

TERMS, PREFERENCES AND RIGHTS

of

CLASS B PREFERRED STOCK

Pursuant to Section 17-16-602 of the

Wyoming Business Corporation Act

The undersigned does hereby certify that the following resolution was duly adopted by the Board of Directors (the "Board") of Forza Innovations Inc., a Wyoming corporation (hereinafter called the "Corporation"), with the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, having been fixed by the Board pursuant to authority granted to it under Article V of the Corporation's Articles of Incorporation and in accordance with the provisions of Section 17-16-602 of the Wyoming Business Corporation Act:

RESOLVED: That, pursuant to authority conferred upon the Board by the Corporation's Articles of Incorporation, the Board hereby modifies the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the 25,000,000 shares of the Corporation's previously authorized Class B Preferred Stock, par value $0.001 per share, of the Corporation and hereby fixes, of such shares, in addition to those set forth in the Articles of Incorporation of the Corporation, as follo s:

I. DESIGNATION AND AMOUNT

The shares of such Class are designated "Class B Preferred Stock," and the number of shares constituting such Class shall be 25,000,000 (the "Class B Preferred Stock"). The number of shares of Class B Preferred Stock may be increased or decreased by resolution of the Board and approval by the holders of a majority of the outstanding shares of the Class B Preferred Stock, voting as a separate voting group; provided that no decrease shall reduce the number of shares of Class B Preferred Stock to a number less than the number of shares of such Series then outstanding.

II. DIVIDENDS

The Class B Preferred Stock shall have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

III. CONVERSION

The Class B Preferred Stock shall be convertible into Class A Common Stock at any time at a rate of ten thousand (10,000) shares of Class A Class A Common Stock for every one (1) share of Class B Preferred Stock.

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IV. LIQUIDATION PREFERENCE

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or the Corporation's sale, lease, exchange or other disposition of assets the Class B Preferred Stock shall participate pro rata with the Class A Common Stock as one class as to any distributions distributed to the shareholders of the Corporation.

V. VOTING RIGHTS

(a) Voting with Class A Class A Common Stock. Each share of the Class B Preferred Stock shall vote together with the holders of the Class A Common Stock and have ten thousand (10,000) votes on all matters on which shareholders of the Corporation shall be entitled vote and be entitled to a vote on all matters submitted to the shareholders. For example, if a matter is presented to the shareholders for a vote and there are 10,000 Class B Preferred shares outstanding and entitled to vote on the matter, then the Holders of the Class B Preferred Stock would be granted 100,000,000 votes.

(b) Class Voting Rights. So long as the Class B Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least 67% of all outstanding Class B Preferred Stock voting separately as a class, (i) Amend, alter or repeal (by merger or otherwise) any provision of the Certificate oflncorporation or the By-laws of the Corporation, as amended, as to adversely affect the relative rights, preferences, qualifications, limitations, or restrictions of the Class B Preferred Stock, (ii) effect any reclassification of the Class B Preferred Stock.

A class vote on the part of the Class B Preferred Stock shall, without limitation, specifically not be deemed to be required (except as otherwise required by law or resolution of the Corporation's Board of Directors) in connection with; (a) the authorization, issuance or increase in the authorized amount of any shares of any other class or series of stock which ranks junior to, or on a parity with, the Class B Preferred Stock in respect to the payment of dividends and distributions upon liquidation, dissolution or winding up of the Corporation; or (b) the authorization, issuance or increase in the amount of any bonds, mortgages, debentures or other obligation of the Corporation.

VI. MISCELLANEOUS

(a) Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Class B Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (iii) in the case of mutilation, the Class B Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Class B Preferred Stock Certificate(s) oflike tenor and date.

(b) Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holder of Class B Preferred Stock granted hereunder may be waived as to all shares of Class B Preferred Stock (and the Holders thereof) upon the written consent of the Holder.

(c) Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally at the Holder's address appearing on the books of the Company, by nationally recognized overnight carries or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party.

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IN WITNESS WHEREOF, the undersigned declares under penalty of perjury under the laws of the State of Wyoming that he has read the foregoing Terms, Preferences and Rights of Class B Preferred Stock and knows the contents thereof, and that he is duly authorized tci execute the same on behalf of the Corporation, this 26th day of August, 2022.

FORZA INNOVATIONS INC.

By: /s/ Johnny Forzani

Name: Johnny Forzani

Title: President and Chief Executive Officer

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